Exhibit 10.1

FIRST AMENDMENT TO REVOLVING CREDIT
AND SECURITY AGREEMENT

This First Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made this 1st day of May, 2013 by and among ValueVision Media, Inc., a Minnesota corporation (“ValueVision”); ValueVision Interactive, Inc., a Minnesota corporation; VVI Fulfillment Center, Inc., a Minnesota corporation; ValueVision Media Acquisitions, Inc., a Delaware corporation; ValueVision Retail, Inc., a Delaware corporation (each a “Borrower”, and collectively “Borrowers”), the financial institutions which are now or which hereafter become a party hereto as lenders (the “Lenders”) and PNC Bank, National Association (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A.           On February 9, 2012, Borrowers, Lenders and Agent entered into, inter alia, that certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto.  The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.”  All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.           The Borrowers have requested and the Agent and the Lenders have agreed to amend certain terms and provisions contained in the Loan Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.            Amendment. Upon the Effective Date, the Loan Agreement shall be amended as follows:

(a)           Upon the Effective Date, Section 1.2 of the Loan Agreement shall be amended by adding the following defined terms in their appropriate alphabetical order:

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

“Covered Entity” shall mean each Borrower, each Borrower’s Subsidiaries, all Guarantors, pledgors of Collateral and any Person controlling any of the foregoing and all brokers or other agents of any Borrower acting in any capacity in connection with the Obligations. For purposes of this definition, control of Person shall mean the power, direct or indirect, (x) to vote 25% or more of the Equity

Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“First Amendment” shall mean the First Amendment to Revolving Credit and Security Agreement dated as the First Amendment Closing Date among the Borrowers, Lenders and Agent.

“First Amendment Closing Date” shall mean May 1, 2013.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 or any substitute or replacement thereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned or custodially detained, or receives a written inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers that its operations are in violation of any Anti-Terrorism Law.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise specially designated under, any sanctions program maintained by any Compliance Authority.

(b)           Section 1.2 of the Loan Agreement shall be amended by deleting the following definitions and replacing them as follows:

“Anti-Terrorism Laws” shall mean Applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, or application thereof by any Governmental Body; or (c) the making or issuance of any rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all re-

quests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Fee Letter” shall mean the amended and restated fee letter, dated as of the First Amendment Closing Date, among Agent and Borrowers.

“Maximum Loan Amount” shall mean $50,000,000.

“Maximum Revolving Advance Amount” shall mean $50,000,000.

“Mortgage” shall mean, collectively and individually as the context may require, the mortgage on the Real Property located at (i) 4811 Nashville Road, Bowling Green, Kentucky 42101 and (ii) upon the granting of the mortgages contemplated in the First Amendment, 6690 and 6740 Shady Oak Road, Eden Prairie, Minnesota, 55344 in each case securing the Obligations, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

(c)           The following parenthetical shall be inserted after the clause “or any change therein” located in the first sentence of Section 2.2(g) of the Loan Agreement:

“(including, without limitation, any Change in Law)”

(d)           Section 4.11 of the Loan Agreement is hereby re-numbered as Section 4.11(a) and a new Section 4.11(b) is hereby added to the Loan Agreement and provides as follows:

(b)           With respect to all improved  real property owned in fee simple by each Borrower (the “Owned Real Property”), each Borrower shall take all actions required under the Flood Laws to ensure that each Lender is in compliance with the Flood Laws applicable to such Owned Real Property, including, but not limited to, providing Agent with the address or legal description or parcel identification number of each parcel of improved Owned Real Property that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required under applicable Flood Laws, promptly obtaining flood insurance for such parcel of Owned Real Property, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(e)           A new Section 5.7(d) is hereby added to the Loan Agreement and provides as follows:

(d)           All Owned Real Property is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure such Owned Real Property in accordance with prudent business practice in the industry of the Borrowers.  With respect to the Owned Real Property, each Borrower has taken all actions required under the Flood Laws to ensure that each Lender is in compliance with the Flood Laws applicable to such improved Owned Real Property, including, but not limited to, providing Agent with the address or legal description or parcel identification number of each parcel of improved Owned Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

(f)           Section 5.24 of the Loan Agreement is hereby deleted in its entirety and marked “Reserved.”

(g)           Section 5.25 of the Loan Agreement is hereby deleted in its entirety and marked “Reserved.”

(h)           Sections 6.5(b) and (d) shall be deleted in their entirety and replaced as follows:

(b)           Minimum EBITDA.  If at any time during any fiscal quarter commencing with the fiscal quarter ending on or about April 30, 2012 or during any fiscal quarter thereafter, (i) an Event of Default is continuing or (ii) Borrowers’ Undrawn Availability shall be equal to or less than $12,000,000, cause to be achieved a minimum EBITDA of not less than the following amounts as of the end of such fiscal quarter and each fiscal quarter thereafter until such Event of Default is waived or Undrawn Availability for such fiscal quarter is not less than $12,000,000 (in each case to be tested for the four quarter period then ending on or about the date specified below):

Period Ending	Amount
April 30, 2013	$7,500,000
July 31, 2013	$8,300,000
October 31, 2013	$9,900,000
January 31, 2014	$9,700,000
April 30, 2014	$10,750,000
July 31, 2014	$12,260,000
October 31, 2014	$13,240,000
January 31, 2015	$14,700,000
April 30, 2015	$16,000,000
July 31, 2015	$16,000,000
October 31, 2015	$16,000,000
January 31, 2016	$16,000,000

Period Ending	Amount
April 30, 2016 and each quarter thereafter	$22,000,000

(d)           Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in the aggregate amount for all Borrowers in excess of the amount corresponding to such fiscal year as shown below:

Fiscal year ending on or about January 31, 2013	$7,000,000
Fiscal year ending on or about January 31, 2014	$13,000,000
Fiscal year ending on or about January 31, 2015	$25,000,000
Fiscal year ending on or about January 31, 2016	$18,000,000
Fiscal year ending on or about January 31, 2017	$19,000,000
Fiscal year ending on or about January 31, 2018	$21,000,000

(i)           A new Section 10.21 is hereby added to the Loan Agreement and provides as follows:

10.21           Reportable Compliance Event.  The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 16.18 hereof.

(j)           Section 13.1 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

13.1           Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 1, 2018 (the “Term”) unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon ten (10) Business Days’ prior written notice and upon payment in full of the Obligations other than contingent indemnification Obligations for which no claim has been asserted and Letters of Credit to the extent such Letters of Credit have been cash collateralized.

(k)           Section 16.17 of the Loan Agreement is hereby re-numbered as Section 16.17(a) and a new Section 16.17(b) is hereby added to the Loan Agreement and provides as follows:

(b)           The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, Lender may from time to time request, and Borrower shall provide to Lender, Borrower's name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

(l)           A new Section 16.18 is hereby added to the Loan Agreement and provides as follows:

16.18           Anti-Money Laundering/International Trade Law Compliance.  Each Borrower represents and warrants to the Agent, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by any Anti-Terrorism Laws.  The Borrowers covenant and agree that they shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

2.            Representations and Warranties.  Each of the Borrowers hereby:

(a)           reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)           reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers and Guarantor to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)           represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)           represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provi-

sions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e)           represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

3.            Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon the occurrence of the following conditions precedent, each in form and substance satisfactory to Agent (the “Effective Date”):

(a)            Agent’s receipt of this Amendment and the Fee Letter fully executed by the Borrowers;

(b)           Agent’s receipt of the Amended and Restated Revolving Credit Note fully executed by Borrowers;

(c)           Agent’s receipt of updated schedules to the Loan Agreement;

(d)           Agent’s receipt of a certificate of Secretary of each Borrower dated as of the date of this Amendment certifying: (i) as true and correct a copy of resolutions adopted by the Board of Directors, Board of Managers or other similar managing body of each Borrower (whether pursuant to a meeting of such body or by written action of the members of such body in lieu of a meeting) approving and authorizing the execution, delivery and performance by Borrower of this Amendment and all documents, instruments and agreements executed and/or delivered in connection herewith (including without limitation the Amended and Revolving Credit Note and the Fee Letter) (collectively, the “Amendment Documents”) and of the transactions contemplated herein and therein, (ii) that there have been no amendments, supplements, or other modifications to such Borrower’s Articles or Certificate of Incorporation or Formation, as applicable, since the Closing Date and that the copies of such Articles or Certificate of Incorporation or Formation, as applicable, or such Borrower’s By-Laws or Operating Agreements, as applicable, or any of such Borrower’s other Organizational Documents delivered to Agents on such date as a part of the “secretary’s certificate” delivered by such Borrower on the Closing Date pursuant to Section 8.1(n) of the Loan Agreement are true, correct and complete copies of such Organizational Documents as currently in full force and effect (or, if any such amendments, supplements or modifications have been made since the Effective Date, attaching and certifying true, complete and correct copies of such Organizational Document(s) as in effect on the date of this Amendment) and (iii) the names and signatures of the officers of such Borrower authorized to execute and deliver this Amendment and the Amendment Documents on behalf of such Borrower pursuant to the resolutions referenced in clause (i) above (and such certificate shall be countersigned by another officer of such Borrower certifying the name, office  and signature of the Secretary or an Assistant Secretary of such Borrower giving such certificate);

(e)           Agent’s receipt of executed legal opinions of (i) Cahill Gordon & Reindel LLP and (ii) Faegre Baker Daniels LLP, which shall cover such matters incident to the transactions contemplated by this Amendment, the Note, the Eden Prairie Mortgage, the Other Documents and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(f)           Borrowers payment to the Agent, for the benefit of the Lenders, of an amendment fee in the amount of One Hundred Thousand Dollars ($100,000), in immediately available funds, which fee shall be fully earned as of the date of this Amendment, non-refundable and not subject to pro-ration;

(g)            Agent’s receipt of modifications to all existing Mortgages to Real Property securing the Obligations;

(h)           Agent’s receipt of a fully paid bringdown or modification title endorsement issued by a title insurance company satisfactory to Agent with respect to the Mortgage on Borrowers’ Real Property located at 4811 Nashville Road, Bowling Green, Kentucky 42101;

(i)           Agent’s receipt of a Mortgage on Borrowers’ Real Property located at 6690 and 6740 Shady Oak Road, Eden Prairie, Minnesota, 55344 securing the Obligations (the “Eden Prairie Mortgage”);

(j)           Agent’s receipt of a fully paid title insurance policy issued in an amount equal to not less than one hundred twenty percent (120%) of the fair market value of the Eden Prairie property by a title insurance company satisfactory to Agent insuring the first lien position of the Eden Prairie Mortgage together with a survey of such property;

(k)           Agent’s receipt of a survey prepared by AMEC of the Real Property located in Eden Prairie assessing if there are any potential  asbestos containing  materials (“PACM”) present, and if PACM are present, an Operations & Maintenance Plan to address management of the PACM and the lawful removal of any  Friable asbestos that is identified by AMEC;

(l)           No Default or Event of Default shall have occurred and be continuing, both prior and after giving effect to the terms of this Amendment; and

(m)           Agent’s receipt of such other documents as Agent or counsel to Agent may reasonably request.

4.            Further Assurances.  Each of the Borrowers hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

5.            Payment of Expenses.  Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

6.            Reaffirmation of Loan Agreement.  Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

7.            Confirmation of Indebtedness.  Borrowers confirm and acknowledge that as of the close of business on April 30, 2013, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $38,000,000, of which $38,000,000 is due on account of Revolving Advances, and $0 is the undrawn amount outstanding under Letters of Credit, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents that are required to be reimbursed pursuant to the terms of the Loan Agreement and that have not previously been so reimbursed.

8.            Miscellaneous.

(a)           Third Party Rights.  No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)           Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)           Modifications.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e)           Counterparts.  This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission or PDF shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:	VALUEVISION MEDIA, INC.

By:
Name: William J. McGrath
Title: Chief Financial Officer

VALUEVISION INTERACTIVE, INC.

By:
Name: William J. McGrath
Title: Chief Financial Officer

VVI FULFILLMENT CENTER, INC.

By:
Name: William J. McGrath
Title: Chief Financial Officer

VALUEVISION MEDIA ACQUISITIONS, INC.

By:
Name: William J. McGrath
Title: Chief Financial Officer

VALUEVISION RETAIL, INC.

By:
Name: William J. McGrath
Title: Chief Financial Officer

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:
Sherry Winick, Vice President

Address: 200 South Wacker Drive, Suite 600
Chicago, Illinois 60606

Commitment Percentage: 100%

[Signature Page to First Amendment To Revolving Credit
And Security Agreement]